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                                  CONTACTS:       David R. Fluhrer
                                                  Vice President-Communications
                                                  (516) 844-7590
                                                  olsten.comms@olsten.com
                                                  www.olsten.com
                                                  Anthony J. Puglisi
                                                  Senior Vice President
                                                  and Chief Financial Officer
                                                  (516) 844-7110

FOR IMMEDIATE RELEASE
---------------------

Melville,  NY, April 24, 1998 -- Olsten Corporation  (NYSE:OLS)  announced today that it has received  notification  from the United States Attorney's Office for the  Southern  District  of  Florida  that  Olsten  Corporation,  Olsten  Health

Management  and Olsten  Health  Services  are  targets  of a federal  grand jury investigation into possible violations of federal criminal laws. Olsten believes this  investigation  focuses upon its relationship with Columbia/HCA  Healthcare

Corporation in connection with the purchase,  sale and operation of certain home health agencies which are now owned by  Columbia/HCA  and managed under contract by Olsten Health Management.

     As previously disclosed by Olsten, the United States Justice Department and

various other federal and state  agencies  have been  conducting  investigations into  allegations  of health  care fraud on the part of Olsten and other  health care providers. Olsten has been cooperating with those investigations.

     Olsten  Corporation  is a world  leader  in  staffing  services  and  North

America's largest provider of home health care and related  services.  Primarily through Olsten Staffing Services, the Company operates more than 900 staffing or information  technology  offices in North  America,  South  America  and Europe,

providing assignment employees to business,  industry and government, as well as services for the design,  development  and  maintenance of information  systems.

Through its Olsten Health Services subsidiaries, the Company's approximately 500 health care offices in the United States and Canada  provide health care Network

Services and caregivers for home health care and institutions, home infusion and other  therapies,  and,  through Olsten Health  Management,  provide  management services to hospital-based home health agencies.